Exhibit 10.26

LICENSING TERMS

for

OFFSHORE OIL and GAS

EXPLORATION, DEVELOPMENT

& PRODUCTION

2007

DEPARTMENT OF COMMUNICATIONS, ENERGY
AND NATURAL RESOURCES

Part I

Application procedures

1.                                      Authorisations

(1)                                 In accordance with the statutory powers and functions of the Minister for Communications, Energy and Natural Resources, “the Minister” may grant the authorisations listed in paragraph (2) below. The principal relevant statute is the Petroleum and Other Minerals Development Act, 1960. All authorisations granted by the Minister shall be subject to the conditions contained hereinafter.

(2)                                 The authorisations are:-

(a)                            Petroleum Prospecting Licence issued under Section 9(1) of the Act;

(b)                            Undertaking to grant an Exploration Licence (“Licensing Option”) issued under Section 7(1) of the Act;

(c)                             Exploration Licence issued under Section 8(1) of the Act;

(d)                            Undertaking to grant a Petroleum Lease (“Lease Undertaking”) issued under Section 10(1) of the Act;

(e)                             Petroleum Lease issued under Section 13(1) of the Act; and

(f)                              Reserved Area Licence issued under Section 19(1) of the Act.

(3)                                 Applications for any authorisation shall be accepted from companies incorporated under the laws of a Member State of the European Union or from foreign companies.

(4)                                 The holder of an authorisation other than a Petroleum Prospecting Licence must have a permanent representation in Ireland which is authorised to act on behalf of the holder of the authorisation and to enter into binding commitments in its name.

(5)                                 The receipt of an application will not create any obligation on the part of the Minister to grant any authorisation.

2.                                      Areas to which terms apply

(1)                                 These terms apply to the Irish offshore comprising the territorial waters of the State and offshore areas designated by Order from time to time under the Continental Shelf Act, 1968.

(2)                                 The Irish offshore is divided into numbered quadrants of the Williams Grid, measuring 1o of latitude by 1o of longitude, each quadrant being divided into 30 numbered blocks.

(3)                                 A map of this area may be viewed at the following link http://www.dcmnr.gov.ie/NR/rdonlyres/B64D3369-AE80-499D8B2D-FA333A9C1210/0/A0 Concession Map May2007.pdf, or by request from The Secretary General, Department of Communications, Energy and Natural Resources.

(4)                                 The Minister may from time to time determine that certain areas of the Irish offshore shall be classified as “Open Areas” while other areas will be classified as “Closed Areas”. In the case of Open Areas, applications for exploration licences and licensing options may be made at any time. In the case of Closed Areas, applications for these authorisations may only be made pursuant to an announcement by the Minister that the area in question is being opened for licensing.

3.                                      Criteria for consideration of applications

In considering an application the Minister will take the following into account having regard to the authorisation applied for:

(a)                                 the work programme proposed by the applicant;

(b)                                 the technical competence and offshore experience of the applicant;

(c)                                  the financial resources available to the applicant;

(d)                                 the applicant’s policy to health, safety and the environment; and

(e)                                  where relevant, previous performance by the applicant under any authorisations to which the applicant has been a party.

4.                                      Information on applicant to be supplied with application

(1)                                 An application shall provide (in the case of an application made by a group of companies, in respect of each participant):

(a)                                 the name, address and contact details of the applicant including details of the person who will serve as liaison with the Irish authorities;

(b)                                 a copy of the charter or constitution of the applicant;

(c)                                  information concerning the applicant’s place of registration, its principal place of business, its board of directors, its share capital and shareholdings;

(d)                                 information as to the form of the organisation, including, details of parent, subsidiary and group companies;

(e)                                  annual reports for the previous two years together with copies of annual accounts including balance sheets and the profit and loss accounts for the same period;

(f)                                   information as to the manner in which exploration and development activities are to be financed and performance guaranteed;

(g)                                  in the case of an application for an Exploration Licence, Reserved Area Licence or Petroleum Lease, confirmation that the applicant is chargeable, in accordance with the laws of Ireland, to tax in respect of profits and gains arising from, or connected with, exploration or exploitation activities carried out in a designated area or from exploration or exploitation rights;

(h)                                 information concerning the applicant’s previous experience in exploration for and exploitation of petroleum;

(i)                                     information concerning any authorisation previously issued by the Minister to the applicant or to which the applicant was a party;

(j)                                    a statement detailing the applicant’s policy towards health and safety; and

(k)                                 a statement detailing the applicant’s policy towards the environment.

(2)                                 Additional information may be sought by the Minister following the receipt of applications.

5.                                      Information on work programme to accompany application

(1)                                 Each application shall be accompanied, where appropriate, by:

(a)                                 a statement describing the area(s) to which the application applies;

(b)                                 information as to the geological, geophysical and other data upon which the application is based, accompanied by a comprehensive technical assessment of this data;

(c)                                  a detailed description of the work programme which the applicant proposes to carry out. In the case of an application for an Exploration Licence or Reserved Area Licence, the information to be provided will be consistent with the phased nature of the Licence and shall in any event include a detailed description of the programme proposed for the first phase of the Licence together with the timelines for the works proposed and the associated budget; and

(d)                                 a statement as to the applicant’s organisational and operational structures for effecting the proposed work programme.

(2)                                 Additional information may be sought by the Minister following receipt of the above information.

6.                                      Duration

In the case of an application for a Licensing Option, Lease Undertaking or a Petroleum Prospecting Licence, the application must specify the duration of the authorisation that is being applied for.

7.                                      Fees

Details of application fees and rental fees are provided at Appendix 1.

Part II

Provisions relating to

specific authorisations

PETROLEUM PROSPECTING LICENCE

8.                                 Rights of licensee

A Petroleum Prospecting Licence will be expressed and operate to confer on the licensee the right to search for petroleum in any part of the Irish offshore which is not subject of an Exploration Licence, Reserved Area Licence or Petroleum Lease granted to another party.

9.                                 Duration of Petroleum Prospecting Licence

(1)                            A Petroleum Prospecting Licence may be granted for a period of up to three years. Where a licence has been granted for a period of less than three years the Minister may grant a continuation of that licence beyond the period for which it was issued. The overall duration of the licence, including any such extension, may not exceed the maximum period of three years.

(2)                            An application for an extension must be made in writing to the Minister not later than three months before the expiry of a Petroleum Prospecting Licence.

10.                          Right to surrender a Petroleum Prospecting Licence

The licensee shall have the right at any time to surrender a Petroleum Prospecting Licence by giving the Minister one month’s notice in writing.

LICENSING OPTION

11.                               Rights of Licensing Option holder

Each Licensing Option will confer upon the Option holder the first right, exercisable at any time during the period of the Option, to an Exploration Licence or Licences over all or part of the area covered by the Option.

12.                               Area of Licensing Option

Each Licensing Option shall be in respect of a specified area to be agreed with the Minister, with particular reference to the work programme proposed by the applicant and which is not then subject to an existing authorisation other than a Petroleum Prospecting Licence. The area of a Licensing Option shall be expressed in terms of blocks and/or part blocks of the Williams Grid.

13.                               Terms and conditions of Licensing Option

Each Licensing Option shall be subject to:-

(a)                                 the performance of a work programme agreed with the Minister; and

(b)                                 the holder of the Licensing Option being the holder of a Petroleum Prospecting Licence during the full period of the Licensing Option.

14.                               Duration of Licensing Option

(1)                                 The duration of a Licensing Option shall be determined by the work programme agreed with the Minister. A Licensing Option may be awarded for a period of up to three years. Where an Option has been awarded for a period of less than three years the Minister may grant a continuation of that option beyond the period for which it was issued where the Minister is satisfied that this would be in the public interest. The overall duration of an option, including any such extension, may not exceed a maximum period of three years.

(2)                                 An application for an extension of a Licensing Option should be made in writing to the Minister not later than three months before the expiry of the Licensing Option.

EXPLORATION LICENCE

15.                               Rights of licensee

(1)                            Each Exploration Licence shall be expressed and operate to vest in the licensee the exclusive right of searching for petroleum in the area to which the Exploration Licence applies.

(2)                            Under special circumstances the Minister may authorise the holder of an authorisation applicable to adjacent areas to engage in such limited exploration in the licensed area as may be deemed necessary to obtain sufficient knowledge about the geological conditions in said adjacent areas. After the licensee has had an opportunity to present its views, the Minister may determine what operations may be carried out in which areas and during what period of time the exploration shall be permitted.

16.                               Categories of Exploration Licence

(1)                                 There are three categories of Exploration Licence that may be granted by the Minister:

(a)                                      a Standard Exploration Licence may be granted in respect of an area with water depths up to 200 metres;

(b)                                      a Deepwater Exploration Licence may be granted in respect of an area where the water depth in any part of the area exceeds 200 metres; and

(c)                                       a Frontier Exploration Licence may be granted in respect of an area with special difficulties relating to physical environment, geology or technology and which is specified and announced from time to time by the Minister as a “Frontier Area”.

(2)                                 Each Exploration Licence shall cover an area, to be agreed with the Minister, with particular reference to the work programme proposed by the applicant. The area of an Exploration Licence shall be expressed in terms of blocks and/or part blocks of the Williams Grid.

(3)                                 The overall acreage of an Exploration Licence may be extended where the Minister is of the opinion that it would be in the public interest to do so in order to encourage effective exploration.

17.                          Standard Exploration Licence

(1)                            Duration of Licence

The Licence shall be valid for a period of six years divided into two phases of three years each.

(2)                            Exploration obligations

(a)                             During the first phase of a Licence the licensee shall undertake, in respect of the area covered by the Licence, an exploration programme which shall be agreed with the Minister before the issue of the Licence. That work programme shall include the drilling of an exploration well.

(b)                             At least three months before the end of the first phase of a licence, a work programme for the second phase shall be proposed by the licensee for the approval of the Minister.

(3)                            Surrender of acreage

At the end of the first phase of the licence the licensee shall surrender 50% of the licensed area.

18.                          Deepwater Exploration Licence

(1)                            Duration of Licence

The Licence shall be valid for a period of nine years divided into three phases of three years per phase.

(2)                            Exploration obligations

(a)                            During the first phase of a Licence the licensee shall undertake, in respect of the area covered by the Licence, an exploration programme which shall be agreed with the Minister before the issue of the Licence. That work programme shall include the drilling of an exploration well.

(b)                            At least three months before the end of the first phase of a licence, a work programme for the second phase of the licence shall be proposed by the licensee for the approval of the Minister. That work programme shall include the commencement of a second exploration well before the end of the second phase of a licence.

(c)                             At least three months before the end of the second phase of a licence a further work programme for the remaining period of the licence shall be proposed by the licensee for the approval of the Minister.

(3)                            Surrender of acreage

(a)                                 At the end of the first phase of a licence, the licensee shall surrender 50% of the licensed area.

(b)                                 At the end of the second phase of a licence, the licensee shall surrender 50% of the then licensed area.

(c)                                  At the end of the second phase of a licence, the licence shall be surrendered if a second exploration well has not been commenced by that date.

19.                               Frontier Exploration Licence

(1)                                 Duration of Licence

The duration of Frontier Exploration Licences will be determined by the Minister and shall be for a period of not less than twelve years comprising a maximum of four phases.

(2)                                 Exploration obligations

(a)                                 During the first phase of a licence, the licensee shall undertake, in respect of the area covered by the Licence, a work programme which shall be agreed with the Minister before the issue of the licence.

(b)                                 At least three months before the end of the first phase of a licence, a work programme for the second phase of the licence shall be proposed by the licensee for the approval of the Minister. That work programme shall include the drilling of an exploration well.

(c)                                  Before the end of any subsequent phase of the Licence, a work programme for the succeeding phase of the Licence shall be proposed by the licensee for the approval of the Minister.

(d)                                 For a Licence with four phases, the licence shall be surrendered if a second exploration well has not been commenced by the end of the third phase of the licence.

(3)                                 Surrender of acreage

(a)         At the end of the first phase of a Licence, the licensee shall surrender 25% of the acreage then held.

(b)         At the end of the second phase of a Licence, the licensee shall surrender 50% of the then licensed area.

(4)                                 Contributions to Research Funds

The holders of Frontier Exploration Licences shall pay annual contributions to petroleum research programmes as directed by the Minister to support the funding of research and applied research projects that have the aim of developing knowledge of the Irish offshore with a view to assisting in promoting exploration and development activity. These contributions shall include both an annual contribution per licence and a single annual contribution per company. Details of contributions are provided at Appendix 1. Contributions will be subject to annual increase in line with CPI.

GENERAL PROVISIONS RELATING TO ALL EXPLORATION LICENCES

20.                                    Well Commitments

Where the Minister is satisfied that it would be in the public interest to do so, the Minister may accept the drilling of an appraisal well as meeting an obligation under these terms to drill an exploration well.

21.                                    Voluntary termination of Exploration Licence and surrender of acreage

Provided that the licensee has observed all obligations and discharged all liabilities imposed by or incurred under the terms and conditions of an Exploration Licence the licensee may, at any time during the Licence period, by giving to the Minister not less than three months notice in writing to that effect, surrender the licence or surrender its interest in any specified part of the licensed area. Where only part of a licensed area is being surrendered the area to be surrendered will be at the discretion of the licensee, but the remaining area must be of reasonably regular shape in a continuous area.

22.                                    Variation of overall duration and individual phases of a licence

In exceptional circumstances and on receipt of an application from the licensee, the Minister may vary the duration of individual phases of an Exploration Licence, the overall term of an Exploration Licence, or both, where he is satisfied that it would be in the public interest to do so.

23.                                    Credit for work carried out ahead of schedule

When agreeing a work programme for the second phase or any subsequent phase of an Exploration Licence, the Minister may give credit for work already performed by the licensee that went beyond the agreed work programme for the Licence, including giving credit for an exploration well drilled earlier than required by these licensing terms.

LEASE UNDERTAKING

24.                               Grant of Lease Undertaking

If the licensee discovers petroleum and if it appears to the licensee that such discovery may be commercial, the licensee shall so notify the Minister within a period ending no later than six months after completion of drilling operations on the exploration well which made the discovery. In the event that the licensee is unable to subsequently confirm as commercial the discovery so notified but is of the opinion that it may become commercial and the Minister concurs with the opinion of the licensee, the Minister, on application by the licensee, which application shall be made no later than three months before the expiry of the Exploration Licence or Licensing Option, shall enter into an undertaking with the licensee to grant a Petroleum Lease in relation to that part of the licensed area which contains the discovery.

25.                           Effective Date of Petroleum Lease

Where the Minister undertakes to grant a Petroleum Lease in accordance with Section 24, the Effective Date of the Petroleum Lease shall be:-

(a)                                 in the case of a gas discovery

• six years from the date of relinquishment or the date of expiry of the Exploration Licence, or

• an earlier date proposed by the applicant and agreed with the Minister,

(b)                                 in the case of an oil discovery

• four years from the date of relinquishment or the date of expiry of the Exploration Licence, or

• an earlier date proposed by the applicant and agreed with the Minister.

26.                               Terms and conditions of Lease Undertaking

Each Lease Undertaking shall be subject to terms and conditions which shall include:-

(a)                                 the requirement that, no later than a specified date before the Effective Date, the holder of a Lease Undertaking will have established the discovery as being commercial and will have so notified the Minister;

(b)                                 the requirement that, having established the discovery to be commercial, the holder of a Lease Undertaking shall, no later than a specified date before the Effective Date, formally apply to the Minister for a Petroleum Lease;

(c)                                  that the holder of the Lease Undertaking uses best endeavours to establish commerciality;

(d)                                 that an annual report, in a format to be agreed with the Minister, shall be presented to the Minister of the results of efforts to establish commerciality; and

(e)                                  that the holder of a Lease Undertaking shall be the holder of a Petroleum Prospecting Licence during the full period of the Undertaking.

27.                               Voluntary termination of Lease Undertaking

A Lease Undertaking may be terminated by agreement between the Minister and the holder of the Undertaking.

PETROLEUM LEASE

28.                               Commercial discovery

A commercial discovery means a discovery of oil or gas of such quantity that the proceeds from the sale or disposal could be expected to be sufficient to cover all costs and expenses of every character covering the drilling, producing, treating, transporting, delivery and sale of such production, plus a reasonable profit, having regard to such other reserves and facilities as may be available. Reserves may be commercial where such reserves in themselves do not conform to the foregoing criteria but which, in conjunction with other reserves (which themselves may or may not conform to the criteria), may so conform.

29.                               Grant of Petroleum Lease

(1)                                 When a commercial discovery has been established it will be the duty of the authorisation holder to so notify the Minister and to apply forthwith for a Petroleum Lease with a view to its development. Such application shall include the outline development, financial and marketing plans for the exploitation of the discovery based on the applicant’s considered likely production profile. An outline statement of the likely effects of the proposed development on the environment shall also be required.

(2)                                 When a Petroleum Lease is applied for under paragraph (1) and the Minister is satisfied by reference to the likely production profile and the applicant’s outline development, financial and marketing plans that a commercial discovery has been made, it shall be the duty of the Minister to grant that application.

(3)                                 The Petroleum Lease will be in respect of an area determined by the Minister as covering the area of the petroleum field coming within the authorisation area still remaining to the applicant.

30.                               Plan of development

(1)                                 Within one year of the date of issue of a Petroleum Lease the lessee will be required to submit a detailed plan of development, in a format specified by the Minister but including a detailed production profile for the life of the field, for the approval of the Minister. An Environmental Impact Statement of the likely effects of the development on the environment shall also be required.

(2)                                 Operations within a leased area shall not be permissible unless the Minister has granted prior written approval.

(3)                                 The lessee shall be required to commence production within such period as may be specified by the Minister in the approval of the plan of development.

(4)                                 During the period of a Petroleum Lease, no material deviation from the approved plan of development shall take place without the Minister’s prior approval to a revised plan of development.

(5)                                 A detailed plan of development, and any subsequent revised plan of development, shall include information on the design, siting, construction, establishment, operation, abandonment and removal of any facilities for the production, processing, storage or shipment (by tanker or pipeline or otherwise) of petroleum produced under the Petroleum Lease.

(6)                                 An application under this Section shall also include all such technical, economic and financial information, as will enable the Minister to evaluate the proposals fully and to assess their economic, social, safety and environmental implications.

(7)                                 The Minister may impose conditions in the approval of a plan of development.

31.                               Period of Petroleum Lease

(1)                                 A Petroleum Lease will be valid for such period as the Minister shall decide and specify in the Lease, having regard to the likely production profile.

(2)                                 The period of a Petroleum Lease may be extended on terms and conditions as may be agreed by the Minister and the lessee. An application for extension shall be submitted at least one year prior to the expiry date.

32.                               Joint development

(1)                                 Every agreement for joint exploitation of a petroleum field shall require the prior approval of the Minister.

(2)                                 Where a petroleum field extends across the boundaries of two or more areas held under an Exploration Licence or a Petroleum Lease and the licensees and/or lessees concerned are unable to reach agreement as to its exploitation, the Minister may decide that they shall exploit the field jointly, if the Minister deems it desirable to do so in order to achieve rational and optimum exploitation.

(3)                                 In such a case the Minister may specify the conditions under which joint exploitation will take place and the cost of any scheme which the Minister commissions shall be charged to the licensees and/or lessees.

33.                               Joint development with field extending outside designated area

(1)                                 Where the Minister is satisfied that any strata in an area held under an Exploration Licence or a Petroleum Lease form part of a petroleum field, other parts whereof are in an area to which the Minister’s powers to grant authorisations do not apply, and the Minister is satisfied that it is expedient that the field should be worked and developed as a unit in co-operation by the licensee or lessee and all other persons having an interest in any part of the field, the Minister may from time to time by notice in writing give to the licensee or lessee such directions as the Minister may think fit, as to the manner in which the rights conferred by the Licence or Lease shall be exercised.

(2)                                 The licensee or lessee shall observe and perform all such requirements in relation to the licensed or leased area as may be specified in any such direction.

(3)                                 Any such direction may add to, vary or revoke the provisions of a joint exploitation scheme.

34.          Right to Surrender Petroleum Lease

Without prejudice to any obligation or liability imposed by or incurred under the terms and conditions of a Petroleum Lease the lessee, may at any time after the date of issue of the Lease, by giving to the Minister not less than twelve months previous notice in writing to that effect, surrender the Lease.

RESERVED AREA LICENCE

35.                               Provisions relating to Reserved Area Licence

(1)                                 A lessee may at any time apply for a Reserved Area Licence in respect of a specified area adjacent to or surrounding the leased area and which is not the subject of an authorisation, other than a Petroleum Prospecting Licence, granted to a person other than the lessee.

(2)                                 Provided the applicant has observed and performed the obligations required under the Petroleum Lease, the Minister may grant a Reserved Area Licence on terms and conditions identical to those applicable in respect of an Exploration Licence.

(3)                                 The area that is the subject of an application for a Reserved Area Licence must be contiguous with the existing lease area held by the applicant(s).

(4)                                 A Reserved Area Licence shall be expressed and operate to vest in the licensee the same rights in respect of the area as if it were an Exploration Licence.

(5)                                 Each Reserved Area Licence shall be granted subject to the payment of an annual rental fee identical to that for the appropriate Exploration Licence.

Part III

General Provisions

36.                                    Taxation

An authorisation, listed in Section 1(2)(b) to (f) inclusive, will only be granted to an applicant who would, as an authorisation holder, be chargeable, in accordance with the laws of Ireland, to tax in respect of profits and gains arising from, or connected with, exploration or exploitation activities carried on in a designated area or from exploration or exploitation rights to which the authorisation applies, and who would continue to be so chargeable for the full period of which the authorisation is held. Accordingly, but without prejudice to the generality of the foregoing provisions of this Section, an authorisation will not be granted to an applicant who would not, whether by virtue of the Convention set forth in Schedule 24 to the Taxes Consolidation Act, 1997, or by virtue of any arrangements having force of law by virtue of Section 826 of that Act, or by virtue of Schedule 1 to that Act, as an authorisation holder, be chargeable, in accordance with the laws of Ireland, to tax in respect of profits and gains arising from, or connected with, exploration or exploitation activities carried on in a designated area or from exploration or exploitation rights to which the authorisation would apply. The Minister may at any time before or after granting an authorisation impose such requirements on the applicant or the authorisation holder as the Minister considers necessary to ensure that the applicant will be, or that the authorisation holder is, as the case may be, chargeable, in accordance with the laws of Ireland, to tax in respect of profits and gains arising from, or connected with, exploration or exploitation activities carried on in a designated area or from exploration or exploitation rights to which the authorisation applies.

37.                                    Application of other requirements

The terms and conditions contained in this notice are in addition to any statutory requirements of the Minister or other competent authority.

38.                                    Minister’s right to grant authorisations and to impose conditions

By accepting an authorisation listed in Section 1(2), the authorisation holder agrees that the Minister has full authority in law to grant the authorisation, to impose each of the conditions specified therein, and to do any act and give any direction provided for by the terms and conditions thereof.

39.                                    Exclusive jurisdiction of Irish Courts

All claims and all disagreements and disputes whatsoever and howsoever arising in regard to any contract or authorisation entered into by the Minister in pursuance of the Petroleum and Other Minerals Development Act, 1960 or in anywise related thereto shall be subject to Irish Law and all disputes requiring arbitration shall be subject to the Arbitration Act, 1954 as amended. All such disputes, claims or arbitrations shall be justiciable in Irish Courts.

40.                               Changes to authorisation holder

(1)                                 An authorisation shall be granted to an applicant on the basis of its charter or constitution at the time of issue. Any subsequent alteration in the charter or constitution of the authorisation holder shall, within 21 days of such alteration, be notified in writing to the Minister.

(2)                                 For the purpose of satisfying the Minister that the ability of the authorisation holder to discharge the responsibilities under the authorisation is maintained, the Minister shall be notified, as soon as is practicable, of any transaction which in effect results in either of the following:

(a)                                 any major change in the shareholdings of the authorisation holder or of its parent company; or

(b)                                 any major change in the control of the authorisation holder or its parent company.

41.                               Assignments or transfers of interest

(1)                                 Assignment or transfer of interest, directly or indirectly, in whole or in part, of any rights under the authorisation will not be permissible except with the prior written consent of the Minister.

(2)                                 In giving consent under paragraph (1) above the Minister may impose any such conditions as the Minister considers desirable including conditions which are for the purpose of ensuring that in respect of profits and gains arising from, or connected with, operations conducted in the offshore area to which the authorisation applies, the assignee would be chargeable, in accordance with the laws of Ireland, to tax.

(3)                                 Where an assignment involves participant(s) not previously involved, information on that participant should be submitted with the application. Please refer to Section 4. for type of information required.

42.                               Performance bond

The Minister may, upon granting an authorisation or at a later date, direct the authorisation holder to post a performance bond or guarantee to ensure fulfilment of the obligations to be undertaken as well as to cover any liability which may be incurred relating to the activity of the authorisation holder.

43.                               Joint obligations

Any obligations which are to be observed and performed under the authorisation when the authorisation is held by more than one company shall be joint and several obligations.

44.                               Insurance, indemnity, payment of claims

(1)                                 The authorisation holder will be required to take out a policy of insurance on terms, and with a company, approved by the Minister, indemnifying the authorisation holder against all claims by employees of the authorisation holder for workmen’s compensation, damages at common law or otherwise and will maintain and keep up this policy so long as the operations of the authorisation continue and will pay all premiums there under and will on demand produce the policy and receipts for the premium to the Minister or any person authorised by him.

(2)                                 The authorisation holder shall at all times keep the Minister effectually indemnified against any claim, demand or damage whatsoever in respect of its operations under the authorisation or for injury or damage to any person or property (including the person or property of any other person in receipt of an authorisation from the Minister) or for nuisance or in any way arising out of or attributed to the exercise or purported exercise of any of the rights and privileges conferred by the authorisation or attributed to any act or omission of the authorisation holder or its officers, servants, employees, or workmen or contractors or persons in privity with the authorisation holder whether such claims shall be made against the Minister or the authorisation holder and the Minister jointly or with others.

(3)                                 (a)                            The authorisation holder shall pay and discharge all legal claims for compensation successfully made in respect of damage caused by the authorisation holder or its officers, servants, employees or workmen or contractors or persons in privity with the authorisation holder or in respect of nuisance or in respect of injury to the person or property attributed to the act or omission of the authorisation holder or its officers, servants, employees or workmen or contractors or persons in privity with the authorisation holder, including such claims by other authorisation holders.

(b)                                 The provisions of this paragraph shall not be construed to derogate from or modify the indemnity afforded the Minister by the authorisation holder as provided in paragraph (2).

(4)                                 The Minister may upon granting an authorisation or at a later date require the authorisation holder to arrange insurance in a manner approved by the Minister in respect of liability for any damage, including pollution damage or in respect of any liability which may arise as a result of its operations under the authorisation.

(5)                                 The authorisation holder shall forthwith inform the Minister in writing of the making of any claim or the commencement of any action, suit, proceedings or arbitration arising out of the exercise or purported exercise of the rights and privileges granted by the authorisation, or arising from or attributed to any act or omission of the authorisation holder or its officers, servants, employees or workmen or contractors or persons in privity with the authorisation holder and shall furnish to the Minister all the information which the Minister may from time to time require as to any such claim, action, suit, proceedings or arbitration.

45.                                         Increase of money terms

The Minister shall have the right, from time to time, to increase all money amounts mentioned herein having regard to relevant economic factors and shall notify the authorisation holder accordingly. The increases shall have effect from the date of such notice.

46.                                         Records

The authorisation holder shall keep and furnish to the Minister, free of charge and within time limits which may be specified by the Minister, such records, returns, plans, maps, samples, accounts, interpretations and other information as the Minister may specify.

47.                                    Confidentiality

(1)                                 All records, returns, plans, maps, samples, accounts, interpretations and other information (hereinafter collectively referred to as “data”) which are furnished under the provisions of an authorisation shall be supplied at the expense of the authorisation holder; and, except with the consent in writing of the authorisation holder which will not be unreasonably withheld, such data will not be disclosed to any person not in the service or employment of the State until:

(a)                                 • in the case of well data, 4 years have elapsed from the rig-release date;

• in the case of geophysical data relating to “Open Areas”, 4 years have elapsed from the completion of processing or 4% years from the completion of acquisition, whichever is the earlier;

• in the case of geophysical data relating to “Open Areas” and where that data is 3D seismic data that covers an area exceeding 1,000 square kilometres, 7 years have elapsed from the completion of processing (or 7% years from the completion of acquisition whichever is the earlier) ;

• in the case of geophysical data relating to “Closed Areas”, 7 years have elapsed from the completion of processing or 7% years from the completion of acquisition, whichever is the earlier;

in the case of all other data, 4 years have elapsed after being furnished, or,

(b)                                 3 years after expiry of the authorisation, or

(c)                                  2 years after surrender, or

(d)                                 immediately after revocation, whichever is the earliest.

(2)                                 Notwithstanding the above and, except where the provisions of paragraph (3) apply, the provisions of (b) and (c) of paragraph (1) shall not apply in the case of a Petroleum Prospecting Licence.

(3)                                 If an Exploration Licence is not granted following a Licensing Option or if a Petroleum Lease is not granted following a Lease Undertaking, the Minister shall be immediately free to release or otherwise disseminate such data provided under the provisions of the Licensing Option or the Lease Undertaking.

(4)                                 The Minister will be entitled at any time to make use of any information received from the authorisation holder for the purpose of preparing and publishing general or periodic returns and reports and to release at any time general topographical data, the results of surveys carried out on the Minister’s behalf, and general information about discoveries and prospects, the progress of exploration work and the location, current depth and current status of wells.

(5)                                 All proprietary information provided in conjunction with an unsuccessful application for an authorisation shall remain confidential and shall not be released.

48.                               Public statements

(1)                                 No statement shall be made either in any notice, advertisement, prospectus or other document issued to the public or to any section of the public by or to the knowledge of the authorisation holder or in any other manner claiming or suggesting, whether expressly or by implication, that the Government or the Minister or any person or body acting on behalf of them has or have formed or expressed any opinion that the area of the authorisation is, from its geological formation or otherwise, one in which petroleum is likely to be obtainable.

(2)                                 The authorisation holder shall, before issuing a public statement in connection with such authorisation, first furnish such information in advance of publication to the Minister.

(3)                                 The Minister may, following consultation with the authorisation holder, issue a public statement on the results of any drilling operation which may contain information on any or all of the following matters; operator, Licence group, well name, drilling unit, drilling period, drilling location, water depth, total well depth, final well status (e.g.

plugged and abandoned, suspended, completed as producer, junked), main well results (e.g. shows, tested, oil/gas/condensate discovery, oil/gas/condensate flows, flow rates, hydrocarbon quality).

49.                                    Appointment of authorised officer

The Minister may appoint any person to be an authorised officer to oversee exploration for and exploitation of petroleum, and to ensure these operations are carried out in conformity with good oilfield practice, with the provisions of the appropriate Rules and Procedures Manual, with any statute or statutory instrument, with any authorisation issued by the Minister, or with any requirements which the Minister is entitled to impose.

50.                                    Rights of authorised officer

(1)                                 An authorised officer shall at all reasonable times have access to premises, exploration vessels, drilling units, production facilities, other installations and shipment and pipeline facilities as well as to all data and materials pertaining to exploration and exploitation operations.

(2)                                 An authorised officer shall be entitled to stay on board vessels or other installations as long as such officer deems necessary.

(3)                                 An authorised officer may at all reasonable times inspect and make abstracts or copies of any records, returns, plans, maps, books or accounts which the authorisation holder is required to keep or make and may also take such samples as such officer deems necessary. The authorisation holder shall ensure that the authorised officer is given access to all relevant material which is in the possession of a person other than the authorisation holder.

(4)                                 An authorised officer shall be entitled at all reasonable times to execute any works or provide and install any equipment which the Minister may be entitled to execute or provide and install.

(5)                                 The authorisation holder shall be obliged to arrange for the transport of authorised officers to and from vessels, drilling units and production and other facilities and also to arrange for their lodging on board. The cost of transport and lodging shall be borne by the authorisation holder.

(6)                                 An authorised officer may call attention to violations and issue necessary instructions. The authorisation holder shall comply with an instruction issued under this paragraph.

(7)                                 In the case of serious or repeated violations an authorised officer may temporarily bring operations to a halt.

(8)                                 The Minister may decide and direct that moveable facilities shall be taken to an Irish or other port for inspection purposes.

51.                               Arbitration

(1)                                 Any dispute between the parties hereto arising out of or in connection with the authorisation unless otherwise resolved shall be settled by arbitration proceedings between the Minister as one party and the authorisation holder as the other party and such proceedings shall determine the measures to be taken by the parties including, if appropriate, payment of compensation, to put an end to or remedy the damage caused by any breach of the provisions of the authorisation.

(2)                                 In order to institute proceedings for arbitration the party desiring to do so must give notice to the other party specifying the matter in dispute and giving notice that unless an agreement is reached within 30 days arbitration will be instituted. If the matter is not settled within such 30 days then within 10 days thereafter each party shall appoint an arbitrator and such arbitrators shall within 21 days of their appointment appoint an umpire. If the arbitrators fail duly to appoint the umpire then either party may apply to the High Court of Justice to appoint the umpire. The umpire and the arbitrators shall sit together and the award of any two of them shall be binding on all parties.

(3)                                 In no event shall any arbitrator be an employee of the authorisation holder or an employee or agent of the Government of Ireland or any Department or agency thereof or of any county or political sub-division thereof. No umpire shall ever be selected who is in any way connected with either party or who for any reason might be obliged to or expect favours from either party.

52.                               Revocation

(1)                                 Any of the following shall be grounds for revocation of an authorisation:

(a)                                 failure to pay monies due as a condition of the authorisation within thirty days of the date same shall become payable;

(b)                                 any substantial breach or non-observance of any requirement imposed by law or of a direction given by the Minister or other appropriate Minister or of a condition set out in the terms of the authorisation;

(c)                                  where, in respect of the application for the relevant authorisation, significant information shall have been withheld from the Minister or significant information furnished to the Minister shall have been false;

(d)                                 an alteration to the charter or constitution of the authorisation holder or a material change in the technical competence of the authorisation holder or the making by the authorisation holder of any arrangement or composition with its creditors which, in the Minister’s view, is such as is likely to impair the capability of the authorisation holder to fully discharge the obligations arising under the authorisation;

(e)                                  where the authorisation holder ceases to be chargeable, in accordance with the laws of Ireland, to tax in respect of profits, and gains arising from, or connected with, operations conducted in the offshore area to which the authorisation applies;

(f)                                   in the case of a Petroleum Lease, failure by the lessee to submit a plan of development acceptable to the Minister within time limits specified in the Lease; or

(g)                                  the appointment of a receiver or any liquidator whether compulsory or voluntary (other than a voluntary liquidation merely for reconstruction of which the Minister shall have had notice and shall have approved).

(2)                                 The Minister may revoke an authorisation in the circumstances stated in paragraph (1) provided, however, that thirty days notice of the Minister’s intention to act on the grounds referred to in (a), (b), (c), (d), (e) or (f) of paragraph (1) shall be given and that the reasons for the Minister’s intention to revoke the authorisation shall be specified. The revocation shall be effective at the end of the period of notice unless the situation which has given rise to the Minister’s intention to revoke the authorisation has been resolved to the Minister’s satisfaction.

(3)                                 On revocation:

(a)                                 all rights and powers exercisable by the holder of the relevant authorisation shall cease and determine but without prejudice to any obligation or liability arising under Irish law or by the provisions of the relevant authorisation;

(b)                                 any monies paid to the Minister under the terms of the relevant authorisation shall not be repaid.

(4)                                 If by reason of force majeure the performance and observance of any condition on the part of the authorisation holder (other than an obligation to make payments of money) shall be delayed, the period of such delay shall be added to the period provided by the relevant authorisation for the performance and observance of that condition and meantime the holder shall not be treated as in breach of such condition. The expression “force majeure” means act of God, strikes, lock-outs, acts of public enemy, wars, blockades, arrest and restraints of government and people, civil disturbance and like causes which are not within the control of the authorisation holder, provided always that the authorisation holder shall take all proper and necessary steps to perform and observe the condition at the first opportunity of the cessation of the circumstances which brought about the delay.

53.                               Good industry practice

The authorisation holder shall at all times conduct its activities in accordance with good industry practice and in conformity with the procedures set out in the appropriate Rules and Procedures Manual issued by the Minister.

54.          Work programmes

It shall be the responsibility of the authorisation holder to propose the details of work programmes which shall in all cases be submitted for the approval of the Minister prior to the commencement of such programmes. In granting approval the Minister may attach conditions including conditions relating to the nature, depth and location of wells.

55.                               Extended Well Test

An extended production test may only be carried out following the prior written consent of the Minister. The Minister may attach conditions to any such consent.

56.                               Notices

(1)                                      The authorisation holder shall, before commencing any operations, furnish to the Minister the name and address of the local resident manager under whose supervision such operations are to be carried on. Any notice which the Minister or an authorised officer is, in accordance with the terms of the authorisation, required or entitled to serve upon the authorisation holder shall be sufficiently served if the same shall be delivered, sent by post or communicated by facsimile transmission or telex to such manager at such address.

(2)                                      The Minister shall be supplied with prior notice of the commencement of any activities in the area of an authorisation in accordance with the relevant provisions of the appropriate Rules and Procedures Manual.

57.                               Joint operating agreements

In any case where the authorisation is held by more than one company, a copy of any operating agreement between the partners and any amendment thereto shall be submitted to the Minister for information and any proposed change of operator shall be subject to the Minister’s prior approval.

58.                               Approval of drilling, plugging and abandonment

(1)                                 The authorisation holder shall apply to the Minister for consent to the commencement or re-commencement of the drilling, plugging or abandonment of any well. Every such application shall be in the form described in the appropriate Rules and Procedures Manual. The Minister may attach conditions to any such consent.

(2)                                 Any temporary plugging and abandonment of a well shall be carried out in accordance with the Minister’s requirements so as to leave the well in good order and fit for further working.

(3)                                 Casings and fixtures left in position with the consent of the Minister at the expiry or determination of the authorisation holder’s rights in respect of any area shall, if the Minister so specifies, become the property of the Minister.

59.                               Safety, health and welfare of employees

(1)                                 The authorisation holder shall take all necessary steps for securing the safety, health and welfare of persons employed or undergoing training in or about the area of the authorisation.

(2)                                 The authorisation holder shall comply with all statutory requirements in this regard and all directions given by the relevant competent authorities.

60.                               Protection of environment, property and strata

(1)                                 All operations shall be conducted with due regard for the protection of the environment, protection of property and protection of petroleum (or water) bearing strata and shall be conducted in accordance with all relevant regulations and requirements.

(2)                                 In the event of pollution or the threat of pollution caused by operations conducted by or on behalf of the authorisation holder, the authorisation holder, in accordance with law and established procedures, shall at its expense immediately control and remove the pollutant and deal effectively with any threat of pollution.

61.                               Flaring, venting and reinjection

The flaring, venting or reinjection of petroleum and the reinjection of water or any other material shall in all cases be subject to the prior approval of the Minister, except in emergencies.

62.                               Reporting of shipwrecks

On discovery of a shipwreck or object of possible archaeological interest the matter shall be reported in accordance with the provisions of the Rules and Procedures Manual.

63.                               Use of facilities by others

(1)                                 Where the Minister decides, with a view to the optimum exploitation of petroleum in the national interest, that the facilities referred to in Section 29 shall be available for utilisation by persons in addition to the owner, the Minister may require the owner of the facilities to enter into discussions with such persons with a view to reaching agreement on the utilisation of such facilities on terms and conditions, which shall include compensation, to be agreed between the parties, provided that this does not constitute an unreasonable infringement of the rights of the owner or existing users or an abuse by the owner or existing users of a dominant position.

(2)                                 In the event that the parties are unable to agree on such terms and conditions the matter may be referred by any of them to arbitration in accordance with the procedure set out in Section 51(2).

64.                               Non-interference with fishing and navigation

An authorisation holder shall not carry out any operations in such manner as to interfere unreasonably with navigation or fishing.

65.                               Minister’s power to execute work

If an authorisation holder fails at any time to perform the obligations arising under the terms and conditions of the authorisation, the Minister shall be entitled, after giving reasonable notice in writing, to execute any works, to provide and install any equipment which in the opinion of the Minister may be necessary to secure the performance of the said obligations and to recover the costs and expenses of so doing from the authorisation holder.

66.                               Suspension or interruption of activities

(1)                                 The Minister may, for such period as the Minister deems necessary, require that specified exploration, exploitation, production or processing activities should cease or be continued subject to conditions which the Minister may specify, in any case where the Minister is satisfied that it is desirable to do so in order to reduce the risk of injury to the person, waste of petroleum or damage to property or the environment. No claim for compensation may be made against the Minister on foot of any such requirement.

(2)                                 If an incident occurs which causes injury to the person, waste of petroleum or damage to property or the environment, whether or not the interruption of any activity is involved, the Minister shall be informed immediately in accordance with the provisions of the appropriate Rules and Procedures Manual. The Minister may conduct whatever investigations into such incident as the Minister deems fit.

67.                               Sale of production

(1)                                 All petroleum produced, other than petroleum flared, vented or reinjected or consumed by the authorisation holder in connection with production operations, shall be sold by, and payment made to, a person resident in Ireland.

(2)                                 The sale of any petroleum produced shall be on an arms length commercial basis. In the case of a sale to an affiliated or connected company the arrangements shall be such as if the sale is to an independent company. For the purpose of confirming that this is the case, the Minister may make such enquiries as he considers necessary and the authorisation holder shall co-operate with such enquiries.

68.          Measurement of petroleum

(1)                                 All petroleum produced must be measured, analysed, tested and weighed by methods customarily used in good industry practice and as approved by the Minister. No alteration in these methods shall be made without the Minister’s prior consent.

(2)                                 Such measurement, analysis, testing and weighing may from time to time be subject to inspection on behalf of the Minister and the costs of such shall be borne by the authorisation holder. If any falsification or error is located it shall be deemed to have existed since the last inspection unless it is proved otherwise.

69.          Abandonment

(1)                                 It shall be the responsibility of the authorisation holder to make provision for and to carry out abandonment of fixed facilities as approved by the Minister.

(2)                                 Not later than a date specified by the Minister, the authorisation holder shall submit to the Minister for approval a written plan setting out proposals for the abandonment, following permanent cessation of operations in the area, of all fixed facilities relating to such operations.

The Minister may attach conditions to the approval of abandonment proposals.

(3)                                 In this Section abandonment means the removal, part removal or leaving in place of any installation or facility following completion of operations involving such installation or facility.

(4)                                 When an authorisation expires or is determined or revoked or when an area is surrendered, all fixed installations and facilities left in the area pursuant to the abandonment plan approved by the Minister shall become the property of the Minister without payment of compensation.

(5)                                 If the authorisation holder fails to implement an abandonment plan approved by the Minister or fails to submit an abandonment plan, the Minister may carry out an abandonment programme and the authorisation holder shall be liable for all costs incurred by the Minister.

(6)                                 In the case of surrendered areas, the provisions of paragraph (4) may not apply where the Minister is satisfied that the property in question is necessary for the continued operations by the authorisation holder under any authorisation issued by the Minister. The authorisation holder shall not, however, be entitled to retain property in a surrendered area unless the Minister is satisfied that this would not interfere with any other legitimate activities in that area.

(7)                                 The Minister may demand that the authorisation holder take such steps as may be necessary to ensure that exploration for and exploitation of petroleum may safely continue.

(8)                                 The provisions of this Section are additional to the requirements of Section 56 in regard to wells.

Appendix 1

Fees— January 2011

1. Fees to be paid on submission of an application

(Page 8 of the licensing terms)

Petroleum Prospecting Licence	€1,520
Licensing Option	€1,520
Exploration Licence	€9,122
Reserved Area Licence	€9,122
Lease Undertaking	€3,040
Petroleum Lease	€9,122

2. Annual Rental Fees to be paid on issue of an authorisation and thereafter on the anniversary date of the issue of the authorisation

Petroleum Prospecting Licence (Page 13 of the licensing terms) €7,601

Licensing Option (Page 14 of the licensing terms)

Calculated on the basis of €29 per sq km.

Standard Exploration Licence (Page 16 of the licensing terms)

For the first three years of the licence fee is calculated on the basis of €182 per sq km, increasing to €365 per sq km thereafter.

Deepwater Exploration Licence (Page 16 of the licensing terms)

a)    For the first three years of the licence, fee is calculated on the basis of €91 per sq km.

b)    In years 4, 5 and 6 of the licence, fee is calculated on the basis of €182 per sq km.

c)     Fee is calculated on the basis of €365 per sq km for the remainder of the licence.

Frontier Exploration Licence (Page 17 of the licensing terms)

a)    For the first phase of the licence, fee is calculated on the basis of €29 per sq km.

b)    In the second phase of the licence, fee is calculated on the basis of €60 per sq km

c)     Fee is calculated on the basis of €121 per sq km for the remainder of the licence.

Lease Undertaking (Page 19 of the licensing terms)

For the first year, fee is calculated on the basis of € 1,216 per sq km increasing by €152 per sq. km. in each subsequent year.

Petroleum Lease (Page 21 of the licensing terms)

Calculated on the basis of €2,643 per sq km until the date of first production. From the date of first production fee is calculated on the basis of €4,133 per sq km.

3. Fees payable for an assignment or transfer of interest

(Page 41 of the licensing terms)

An application fee of €1,520 plus an administration fee of €3,040 are payable on application.

4. Contributions to Research Funds

(Page 17 of the licensing terms)

Contributions to the Petroleum Exploration and Production Promotion and Support (PEPPS) Programme are as follows:

a)             Irish Shelf Petroleum Study Group (ISPSG) €87,361 per licence per annum (plus VAT)

b)             Expanded Offshore Support Group (EOSG) €17,472 per company per annum.